UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2015

CITIZENS & NORTHERN CORPORATION

(Exact name of registrant as specified in its charter)

PENNSYLVANIA

(State or other jurisdiction of incorporation)

000-16084	23-2951943
(Commission file number)	(IRS employer ID)

90-92 Main Street, Wellsboro Pennsylvania	16901
(Address of principal executive office)	(Zip Code)

Registrant's telephone number, including area code - (570) 724-3411

N/A

(Former name, address and fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On December 21, 2015, Citizens & Northern Corporation (the “Company”) paid off the $24 million balance of a long-term borrowing and incurred a pre-tax loss on the repayment of $1,663,000. The borrowing was a repurchase agreement with a broker-dealer with a Final Repurchase Date (as defined in the Master Repurchase Agreement between the Company and the broker-dealer) of December 20, 2017 and an interest rate of 4.265%. The Company opted to prepay the borrowing prior to the Final Repurchase Date, and has funded the prepayment of long-term debt and the after-tax loss with short-term borrowings from the Federal Home Loan Bank of Pittsburgh totaling $25,081,000, maturing in equal monthly amounts throughout 2016 at an average rate of 0.86%.

Item 8.01.	Other Events

From October 1, 2015 through December 18, 2015, the Company sold a significant portion of its investments in stocks of banks and bank holding companies, generating a pre-tax realized gain of $1,699,000. The investments in stocks were included in the Company’s available-for-sale securities (AFS) portfolio. Management expects to invest the after-tax proceeds from sales of stocks in municipal bonds and other debt securities to be included in the Company’s AFS portfolio. At December 18, 2015, the fair value of stocks remaining in the Company’s AFS portfolio totaled $2,536,000, with an adjusted cost basis of $1,779,000 and an unrealized gain of $757,000.

Management has estimated the combined result of the debt repayment described in Item 2.04 above and the securities transactions described in the immediately preceding paragraph would make a positive contribution in 2016 to fully taxable equivalent net interest income of approximately $524,000. In arriving at this estimate, management assumed dividend yields on stocks sold in 2016 would be the same as has occurred for the period January 1, 2015 through the dates of sales. Management also assumed the short-term borrowings from the Federal Home Loan Bank of Pittsburgh would be repaid in 2016 from principal repayments received from the Company’s AFS portfolio and that funds received from sales of stocks would be reinvested at an average taxable equivalent yield of 3%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Citizens & Northern Corporation

Date: December 22, 2015	By:	/s/ Mark A. Hughes
Mark A. Hughes, Treasurer and Chief Financial Officer